Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2013, with respect to the consolidated financial statements of AL International, Inc. and Subsidiaries, appearing in Form 10-12(G) of AL International, Inc., as amended, for the year ended December 31, 2012.

/s/  Mayer Hoffman McCann P.C.
San Diego, California
July 1, 2013